Exhibit 4

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of April 6, 2016, is by and between Hallmark Cards, Incorporated (“Hallmark”) and H.A., LLC (“H.A.”).

WHEREAS, each of the Board of Directors of Hallmark and the Managing Member of H.A has authorized this transaction;

NOW, THEREFORE, the parties agree as follows:

1. Contribution. Hallmark hereby makes a capital contribution to H.A. consisting of 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Shares”).

2. Restrictions on Shares. H.A. hereby accepts the Shares and acknowledges that the Shares will continue to be subject to that certain Stockholders Agreement dated as of June 29, 2010, by and among Hallmark, Crown Media Holdings, Inc., and other parties, and H.A. agrees to sign a Joinder Agreement with respect thereto.

3. Stock Power. Hallmark agrees to provide a Stock Power assigning the Stock to H.A., or its designee as required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HALLMARK CARDS, INCORPORATED

By:	/s/ Brian E. Gardner
Title:	Executive Vice President

H.A., LLC

By:	/s/ Dwight C. Arn
Title:	Vice President